SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2006

CORAUTUS GENETICS INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	0-27264	33-0687976
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

70 Mansell Court
Suite 100
Roswell, GA 30076
(Address of principal executive offices, including zip code)

(404) 526-6200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

          On December 29, 2006, Corautus Genetics Inc. (the “Company”) engaged the services of Mr. Richard E. Otto to act as President and Chief Executive Officer of the Company on an interim basis.  Under this arrangement, Mr. Otto will be engaged by the Company as a consultant, on a non-exclusive basis, to provide services as President and Chief Executive Officer.  These services will include advising and assisting the Company with regard to any corporate transactions considered by the Company during the term of the Consulting Services Agreement.  Mr. Otto also continues to serve as a director of the Company.

          Pursuant to the Consulting Services Agreement, Mr. Otto will receive $400 per hour for services rendered to the Company.  The term of the Consulting Services Agreement extends for a period of one year and shall be automatically renewed for successive one-year terms unless the Consulting Services Agreement is terminated by either party upon 30 days’ advance written notice.

          Richard E. Otto, 56, served as Chief Executive Officer, President and director of the Company from February 2003 through December 31, 2006.  Mr. Otto became President of the Company in April 2003.  From January 2002 through the date of the merger between GenStar and Vascular Genetics in February 2003, he served as Chief Executive Officer, President and a director of Vascular Genetics.  From March 1998 through January 2002, Mr. Otto served as a consultant to various charitable and commercial organizations.

          As previously announced, effective January 1, 2007, Jack W. Callicutt has assumed the role of Senior Vice President and Chief Financial Officer of the Company.   Mr. Callicutt joined the Company in August 2003, as the Vice President of Finance and Administration and Chief Accounting Officer.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAUTUS GENETICS INC.
(Registrant)

Date: January 4, 2007	/s/ Jack W. Callicutt

Jack W. Callicutt
Chief Financial Officer